SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 2, 2008
(Date of Earliest Event Reported)

American Dairy, Inc.
(Exact Name of Registrant as Specified in its Charter)

Utah (State or other jurisdiction of incorporation)	000-27351 (Commission File Number)	87-0445575 (I.R.S. Employer Identification No.)

2275 Huntington Drive #278
San Marino, CA 91108
(Address of principal executive offices)

(626) 757-8885
(Registrant's telephone number, including area code)

N/A
(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Failure to Satisfy a Continued Listing Rule or Standard

On April 2, 2008, American Dairy, Inc. (the “Company”) received a notice from NYSE Regulation, Inc. (the “NYSE”) as a result of the Company not having filed its annual report on Form 10-K for the year ended December 31, 2007 (“the Annual Report”) within the time periods prescribed by the applicable rules and regulations of the U.S. Securities & Exchange Commission.

The NYSE has advised the Company that it will monitor the Company and the status of the Annual Report for an initial six month period. If the Company fails to file the Annual Report within the initial six months from the filing due date, it must submit an extension request for an additional six month period. If the NYSE determines that an additional trading period of up to six months is appropriate and the Company fails to file its Annual Report by the end of that period, suspension and delisting procedures would generally commence.

As previously reported, the Company dismissed Murrell, Hall, McIntosh & Co. PLLP as its independent registered public accountants in December of 2007 and engaged Grant Thornton, the Hong Kong member firm of Grant Thornton International, as its new independent registered public accountants in January of 2008. Grant Thornton is currently conducting an audit of the Company’s financial statements for the 2007 fiscal year and historical re-audits of the fiscal years 2004 through 2006 (the “Audits”). The Company is working with Grant Thornton to ensure that the Annual Report is filed as soon as possible following completion of the Audits.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN DAIRY, INC., a Utah Corporation

Date: April 8, 2008	By:	/s/ Liu Hua

Name: Liu Hua Title: Chief Financial Officer